CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, “Experts”, and “Representations and Warranties” (paragraphs 4.1(f) and 4.2(g)) in the Combined Information Statement of Pioneer Global High Yield Fund and Prospectus for Pioneer High Yield Fund which is included in this Registration Statement on Form N-14.

We also consent to the incorporation by reference of our reports dated December 30, 2022, with respect to the financial statements and financial highlights of Pioneer Global High Yield Fund (one of the funds constituting Pioneer Series Trust VII) and Pioneer High Yield Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 26, 2023